EXHIBIT 23.1

CONSENT OF  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 (Registration No. 333-225254) (the “Registration Statement”) of our report dated March 31, 2023 relating to the consolidated financial statements of Gofba, Inc. (the “Company”) as of and for the years ended December 31, 2022 and 2021, appearing in the Prospectus, which is part of the Registration Statement. Our report included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Haskell & White LLP
HASKELL & WHITE LLP
Irvine, California July 19, 2023